UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 2, 2015

FedEx Corporation

(Exact name of registrant as specified in its charter)

Commission file number 1-15829

Delaware	62-1721435
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

942 South Shady Grove Road, Memphis, Tennessee	38120
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (901) 818-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS.

Item 1.01. Entry into a Material Definitive Agreement.

On July 2, 2015, FedEx Ground Package System, Inc. (“FedEx Ground”), a wholly owned subsidiary of FedEx Corporation, entered into a class action settlement agreement with the plaintiffs in the lawsuit entitled Dean Alexander, et al. v. FedEx Ground Package System, Inc., Case No. 3:05-CV-38-EMC (the “Lawsuit”), currently pending in the United States District Court for the Northern District of California (the “District Court”). In this action, a class was certified consisting of approximately 2,300 persons who (1) entered into an operating agreement with FedEx Ground between November 17, 2000 and October 15, 2007 to perform pick-up and delivery services, (2) drove a vehicle on a full-time basis and (3) were dispatched out of a terminal in the state of California.

Plaintiffs allege that they were misclassified as independent contractors and assert various claims on behalf of themselves and the class, primarily arising under the California Labor Code and the California Business and Professions Code. Plaintiffs seek to recover business expenses, deductions from compensation, unpaid overtime wages, penalties for late payment of wages, penalties under the California Private Attorneys General Act and other relief. The seventeen named plaintiffs also assert a claim for failure to provide meal and rest breaks under the California Labor Code.

Under the settlement agreement, FedEx Ground has agreed to pay $228 million to resolve the Lawsuit and obtain a release of claims that were asserted or could be asserted in the Lawsuit or that are related to or arise from the employment classification of the class members. The release of claims includes alleged damages incurred from November 17, 2000 through the date of preliminary approval by the District Court. Any attorneys’ fees awarded by the District Court and all costs of notice and claims administration will be paid from the $228 million settlement fund. Each class member’s settlement payment will be determined by a formula based on the dates and duration of contracting with FedEx Ground, the hours and days of work, vehicles used and miles driven by those vehicles and other relevant factors.

The settlement agreement is subject to approval by the District Court. If the District Court preliminarily approves the settlement, the agreement provides for a period of time during which class members will be notified of the settlement and given an opportunity to file a claim form to receive a settlement payment, object to the settlement or do nothing. We expect that the District Court will schedule a Fairness Hearing to occur after the notice period, at which the parties will request final approval of the settlement and at which any objectors to the settlement will be heard. If the District Court gives final approval to the settlement, the release will be effective as to all class members regardless of whether they filed a claim form and received a payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FedEx Corporation

Date: July 8, 2015	By:	/s/ Christine P. Richards
Christine P. Richards
Executive Vice President, General Counsel and Secretary